Exhibit 5.1

[KAPLAN, STRANGIS AND KAPLAN, P.A. LETTERHEAD]

December 19, 2012

TCF Financial Corporation

200 Lake Street East

Wayzata, MN  55391-1693

Re:	TCF Financial Corporation
Registration Statement on Form S-3 (Registration No. 333-181741)

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,000,000 shares of 6.45% Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25 per share (the “Securities”), of TCF Financial Corporation, a Delaware corporation (the “Company”), we, as your counsel, have examined the (a) the Registration Statement on Form S-3 (Registration No. 333-181741) filed by the Company on May 29, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”); and (b) the final prospectus supplement dated December 12, 2012 (including the base prospectus dated May 29, 2012 that is part of the Registration Statement), filed by the Company with the Commission on December 13, 2012, together with the documents incorporated therein by reference (the “Prospectus”).

In rendering the opinions expressed below, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto; the Amended and Restated Bylaws of the Company and all amendments thereto; resolutions adopted at meetings of the Board of Directors of the Company and committees thereof; and such other documents, corporate records and instruments as we have deemed necessary or advisable for the purpose of this opinion.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any matters of fact, we have relied to the extent we deemed appropriate and without

TCF Financial Corporation

December 19, 2012

independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Securities, when issued against payment therefor, will be legally issued, fully paid and non-assessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts in existence on the date of this letter.  We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Kaplan, Strangis and Kaplan, P.A.

KAPLAN, STRANGIS AND KAPLAN, P.A.